ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-2
$ 153,615,935.94 5.91% Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001   2,141,679     200,754     311,302    9.53%    6,910,772   17.63%
 Feb-2001   2,027,659     190,206     118,322    3.83%    6,545,057   17.65%
 Mar-2001   2,311,745     180,220     125,118    4.32%    5,380,587   15.49%
 Apr-2001   2,478,029     168,835     165,085    6.15%    4,889,169   15.19%
 May-2001   2,040,138     156,631     171,540    6.83%    4,829,808   16.03%
 Jun-2001   2,151,889     146,583     174,932    7.53%    4,984,417   17.87%
 Jul-2001   1,866,725     135,985      96,677    4.47%    4,685,903   18.04%
 Aug-2001   2,029,306     126,791     155,549    7.77%    4,798,471   19.98%
 Sep-2001   1,856,486     116,797     153,232    8.30%    4,008,646   18.09%
 Oct-2001   1,509,409     107,654      72,249    4.21%    3,832,796   18.59%
 Nov-2001   1,707,410     100,220      76,747    4.87%    3,521,224   18.63%
 Dec-2001   1,497,412      91,811      67,910    4.68%    3,205,048   18.42%

          ____________ ___________ ___________
  Totals   23,617,888   1,722,486   1,688,663

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.